Exhibit 99.1

FINANCIAL STATEMENTS

American Fundware Holding Company, Inc.

Year ended July 31, 2004 with Report of Independent Registered Public Accounting Firm

American Fundware Holding Company, Inc.

Financial Statements

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

American Fundware Holding Company, Inc.

We have audited the accompanying balance sheet of American Fundware Holding Company, Inc. (the “Company”) as of July 31, 2004 and the related statements of operations, stockholders’ net deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Fundware Holding Company, Inc. as of July 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

December 30, 2004

San Diego, CA

American Fundware Holding Company, Inc.

Balance Sheets

	July 31, 2004	October 31, 2004
		(unaudited)
Assets
Current assets:
Accounts receivable, net	$1,357,890	$713,138
Inventories, net	11,835	29,993
Prepaids and other current assets	27,250	21,069

Total current assets	1,396,975	764,200

Property and equipment, net	447,429	422,851
Goodwill, net	9,771,497	9,771,497
Other intangible assets, net	2,334,551	2,103,906
Other assets	16,000	40,638

Total assets	$13,966,452	$13,103,092

Liabilities and members’ capital
Current liabilities:
Due to Intuit, Inc.	$12,223,912	$12,717,554
Accounts payable and accrued expenses	363,130	160,490
Accrued compensation	1,314,224	765,405
Deferred revenue	3,785,511	3,927,947

Total current liabilities	17,686,777	17,571,396

Deferred tax Liability	248,867	248,867

Deferred rent	—	10,000

Commitments	—	—

Stockholders’ net deficiency:
Intuit, Inc. deficiency	(3,916,945)	(4,690,205)
Deferred stock compensation	(52,247)	(36,966)

Total stockholders’ net deficiency	(3,969,192)	(4,727,171)

Total liabilities and stockholders’ net deficiency	$13,966,452	$13,103,092

See accompanying notes.

American Fundware Holding Company, Inc.

Statements of Operations

	Year ended July 31, 2004	Three months ended October 31,
		2004	2003
		(unaudited)
Net revenues:
Software license	$2,897,075	$340,146	$672,076
Service	9,974,787	2,440,731	2,533,868

Total net revenue	12,871,862	2,780,877	3,205,944

Cost of revenues:
Cost of software license revenue	956,215	257,490	226,428
Cost of service revenue	4,093,254	956,637	1,048,086

Total costs of revenues	5,049,469	1,214,127	1,274,514

Gross profit	7,822,393	1,566,750	1,931,430

Operating expenses:
General and administrative	3,630,752	851,815	1,047,386
Research and development	3,115,687	651,709	861,235
Sales and marketing	3,078,852	836,486	822,264
Impairment of goodwill and purchased intangible assets	19,812,592	—	—

Total operating expenses	29,637,883	2,340,010	2,730,885

Net loss	$(21,815,490)	$(773,260)	$(799,455)

See accompanying notes.

American Fundware Holding Company, Inc.

Statement of Stockholders’ Net Deficiency

	Intuit, Inc. Deficiency	Deferred Stock Compensation	Total
Balance at July 31, 2003	$17,972,430	$(449,010)	$17,523,420
Amortization of deferred compensation	—	322,878	322,878
Reversal of deferred stock compensation associated with terminated employees	(73,885)	73,885	—
Net loss and comprehensive loss	(21,815,490)	—	(21,815,490)

Balance at July 31, 2004	(3,916,945)	(52,247)	(3,969,192)
Amortization of deferred compensation	—	15,281	15,281
Net loss and comprehensive loss	(773,260)	—	(773,260)

Balance at October 31, 2004 (unaudited)	$(4,690,205)	$(36,966)	$(4,727,171)

See accompanying notes.

American Fundware Holding Company, Inc.

Statement of Cash Flows

	Year ended July 31, 2004	Three months ended October 31,
		2004	2003
		(unaudited)
Operating activities:
Net income	$(21,815,490)	$(773,260)	$(799,455)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,016,582	262,763	277,409
Impairment of goodwill	19,812,592	—	—
Stock based compensation	322,878	15,281	146,348
Change in allowance for doubtful accounts	20,400	22,651	(13,244)
Changes in operating assets and liabilities:
Accounts receivable	(74,392)	622,101	(54,947)
Inventories	47,962	(18,158)	6,819
Prepaids and other current assets	(23,732)	6,181	(138,234)
Other assets	(16,000)	(24,638)	(16,000)
Intercompany payable	1,004,096	493,642	1,183,705
Accounts payable and accrued expenses	(14,959)	(202,639)	391,017
Deferred rent	—	10,000	—
Deferred taxes	248,867	—	—
Accrued compensation	106,729	(548,820)	(360,858)
Deferred revenue	(311,393)	142,436	(247,385)

Net cash provided by operating activities	324,140	7,540	375,175

Investing activities:
Purchases of property and equipment	(505,662)	(7,540)	(460,186)

Net cash used in investing activities	(505,662)	(7,540)	(460,186)

Financing activities:
Payments on capital lease obligation	(19,647)	—	(17,475)

Net cash used in financing activities	(19,647)	—	(17,475)

Net decrease in cash and cash equivalents	(201,169)	—	(102,486)

Cash and cash equivalents at beginning of period	201,169	—	201,169

Cash and cash equivalents at end of period	$—	$—	$98,683

See accompanying notes.

American Fundware Holding Company, Inc.

Notes to Financial Statements

(Information subsequent to July 31, 2004 and pertaining to October 31, 2004,

and the three months ended October 31, 2004 and 2003 is unaudited)

1. Description of Business and Basis of Presentation

American Fundware Holding Company, Inc. (the “Company” or “Fundware”) provides accounting, budgeting and reporting software to governmental and not-for-profit agencies. The Company’s main products and services include a license for the various software modules, installation and consulting revenue, training, and support/maintenance.

The financial statements of Fundware reflect the historical results of operations and cash flows of Fundware while operating as a subsidiary of Intuit, Inc. for the year ended July 31, 2004 and for the three months ended October 31, 2004 and 2003. The financial statements have been prepared using Intuit’s historical basis in the assets and liabilities and the historical results of operations of Fundware. The financial information included herein may not reflect the financial statements, operating results, changes in stockholder’s net deficiency and cash flows of Fundware in the future or what they would have been had Fundware been a separate stand-alone entity during the period presented.

The financial statements include allocations of certain Intuit expenses, including centralized legal, accounting, treasury, information technology, distribution, sales, marketing, engineering, and other Intuit corporate services and infrastructure costs. The expense allocations have been determined on the basis that Fundware considered to be reasonable reflections of the utilization of services provided or the benefit received by Fundware. Management believes that the expenses allocated to Fundware are representative of the operating expenses it would have incurred had Fundware been operated on a stand-alone basis.

Interim Financial Information

The financial statements as of October 31, 2004 and for the three months ended October 31, 2003 and 2004 are unaudited. The unaudited financial statements have been prepared on the same basis as the audited financial statements, and, in the opinion of management, include all adjustments, consisting of only normal recurring accruals, necessary to state fairly the financial information set forth therein, in accordance with generally accepted accounting principles in the United States. The results of operations for the interim period ended October 31, 2004 are not necessarily indicative of the results which may be reported for any other interim period or for a fiscal year.

American Fundware Holding Company, Inc.

Notes to Financial Statements (continued)

(Information subsequent to July 31, 2004 and pertaining to October 31, 2004,

and the three months ended October 31, 2004 and 2003 is unaudited)

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

The Company derives revenue from the sale of packaged software products, license fees, customer support and professional services. These products and services are sold primarily under multiple element arrangements. The Company recognizes revenue for software products and related services in accordance with the American Institute of Certified Public Accountants’ Statement of Position, or SOP, 97-2, “Software Revenue Recognition,” as modified by SOP 98-9. For other offerings, the Company follow Staff Accounting Bulletin No. 104, “Revenue Recognition.” The Company recognizes revenue when persuasive evidence of an arrangement exists, the Company has delivered the product or performed the service, the fee is fixed or determinable and collectibility is probable.

In some situations, the Company receives advance payments from its customers. The Company defers revenue associated with these advance payments and the fair value of undelivered elements until the Company ships the products or perform the services. Deferred revenue consisted of the following at the dates indicated:

	July 31, 2004	October 31, 2004
		(unaudited)
Customer Support	$3,617,116	$3,796,361
Product and product related services	168,395	131,586

	$3,785,511	$3,927,947

American Fundware Holding Company, Inc.

Notes to Financial Statements (continued)

(Information subsequent to July 31, 2004 and pertaining to October 31, 2004,

and the three months ended October 31, 2004 and 2003 is unaudited)

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

The majority of the Company’s software license arrangements include software license updates and product support, which are recognized ratably over the term of the arrangement, typically one year. Software license updates provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period. Customer support includes internet and telephone access to technical support personnel. Software license updates and product support are generally priced as a percentage of the net new software license fees. Software license updates can be purchased separately from product support; however, only customers who purchase software license updates can purchase product support.

A significant percentage of the software arrangements include consulting implementation services sold separately under consulting engagement contracts. Consulting revenues from these arrangements are generally accounted for separately from software license revenues because the arrangements qualify as service transactions as defined in SOP 97-2. The more significant factors considered in determining whether the revenue should be accounted for separately include the nature of services (i.e., consideration of whether the services are essential to the functionality of the licensed product), degree of risk, availability of services from other vendors, timing of payments and impact of milestones or acceptance criteria on the realizability of the software license fee. Revenues for consulting services are generally recognized as the services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the consulting services, revenue is deferred until the uncertainty is sufficiently resolved.

Customer services revenues are recognized over the term of the service contract, which is generally one year. Education revenues are recognized as the classes or other education offerings are delivered.

For arrangements with multiple elements, we allocate revenue to each element of a transaction based upon its fair value as determined by “vendor specific objective evidence.” Vendor specific objective evidence of fair value for all elements of an arrangement is based upon the normal pricing and discounting practices for those products and services when sold separately and for software license updates and product support services, is additionally measured by the renewal rate offered to the customer.

American Fundware Holding Company, Inc.

Notes to Financial Statements (continued)

(Information subsequent to July 31, 2004 and pertaining to October 31, 2004,

and the three months ended October 31, 2004 and 2003 is unaudited)

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

The Company defers revenue for any undelivered elements, and recognizes revenue when the product is delivered or over the period in which the service is performed, in accordance with our revenue recognition policy for such element. If the Company cannot objectively determine the fair value of any undelivered element included in bundled software and service arrangements, we defer revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements. When the fair value of a delivered element has not been established, the Company uses the residual method to record revenue if the fair value of all undelivered elements is determinable. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and is recognized as revenue.

If acceptance provisions are long-term in nature or are not included as standard terms of an arrangement or if the Company cannot reasonably estimate the incidence of returns, revenue is recognized upon the earlier of receipt of written customer acceptance or expiration of the acceptance period.

Shipping and Handling

The Company records the amounts charged to its customers for the shipping and handling of its software products as software license revenue and records the related costs as cost of revenue on our statement of operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of July 31, 2004 and October 31, 2004, the Company was in a cash overdraft position. The overdraft position is included as a component of the amount due to Intuit, Inc.

Fair Value of Financial Instruments

The carrying amounts shown for the Company’s accounts receivables, accounts payables, and capital leases and approximates that of their fair value.

American Fundware Holding Company, Inc.

Notes to Financial Statements (continued)

(Information subsequent to July 31, 2004 and pertaining to October 31, 2004,

and the three months ended October 31, 2004 and 2003 is unaudited)

2. Summary of Significant Accounting Policies (continued)

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of accounts receivable. The Company does not require collateral on its accounts receivable but provides a reserve against accounts receivable for estimated losses that may result from customers’ inability to pay. The amount of the reserve is determined by analyzing known uncollectible accounts, aged receivables, economic conditions in the customers’ industry, historical losses, and changes in customer creditworthiness.

Significant Customer

For the year ended July 31, 2004 one customer accounted for approximately 11% of total revenues.

Software Development Costs

Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. The Company considers technological feasibility to be established when all planning, designing, coding, and testing has been completed according to design specifications. After the technological feasibility has been established, any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Through October 31, 2004, software development has been substantially completed concurrently with the establishment of technological feasibility, and accordingly, no costs have been capitalized to date.

Research and Development

Research and development expenditures are charged to operations as incurred.

American Fundware Holding Company, Inc.

Notes to Financial Statements (continued)

(Information subsequent to July 31, 2004 and pertaining to October 31, 2004,

and the three months ended October 31, 2004 and 2003 is unaudited)

2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Major improvements are capitalized, while routine maintenance and repairs are expensed as incurred. At the time properties are retired from service, the cost and related accumulated depreciation are removed from the respective accounts with any related gains or losses being reflected in net loss.

Depreciation expense is computed using the straight-line method over estimated useful lives of three to seven years for furniture, fixtures, and office equipment. Leasehold improvements are depreciated over five years or the life of the lease, if shorter.

Goodwill, Purchased Intangible Assets and Other Long-Lived Assets

The Company records goodwill when the purchase price of net tangible and intangible assets acquired exceeds their fair value. The Company amortizes the cost of identified intangible assets on a straight-line basis over periods ranging from two to seven years. The Company regularly performs reviews to determine if the carrying values of our long-lived assets are impaired. In accordance with SFAS 142, the Company reviews goodwill and other intangible assets that have indefinite useful lives for impairment at least annually in the fourth fiscal quarter, or more frequently if an event occurs indicating the potential for impairment. In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reviews intangible assets that have finite useful lives and other long-lived assets when an event occurs indicating the potential for impairment. In its reviews, the Company looks for facts or circumstances, either internal or external, indicating that it may not recover the carrying value of the asset. The Company measures impairment losses related to long-lived assets based on the amount by which the carrying amounts of these assets exceed their fair values. Measurement of fair value is generally based on a blend of the analysis of the present value of estimated future discounted cash flows and a comparison of revenue and operating income multiples for companies of similar industry and/or size. The analysis is based on available information and reasonable and supportable assumptions and projections. The discounted cash flow analysis considers the likelihood of possible outcomes and is based on our best estimate of projected future cash flows. If necessary, the Company performs subsequent calculations to measure the amount of the impairment loss based on the excess of the carrying value over the fair value of the impaired assets.

American Fundware Holding Company, Inc.

Notes to Financial Statements (continued)

(Information subsequent to July 31, 2004 and pertaining to October 31, 2004,

and the three months ended October 31, 2004 and 2003 is unaudited)

2. Summary of Significant Accounting Policies (continued)

Income Taxes

Fundware’s operating results historically have been included in Intuit’s consolidated U.S. and state income tax returns. The provision for income taxes in Fundware’s financial statements has been determined on a separate-return basis. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts.

New Accounting Pronouncements

In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards on the classification and measurement of financial instruments with characteristics of both liabilities and equity and was to be effective for the first financial reporting period beginning after December 15, 2003. Subsequent to the issuance of Statement No. 150, the FASB issued FASB Staff Position (“FSP”) 150-3, which further deferred the transition requirements for nonpublic companies. The Company currently has no financial instruments within the scope of FAS 150 or FSP 150-3 and as a result does not believe its application will have a material effect on the Company’s financial statements.

3. Selected Balance Sheet Details

Accounts receivable consists of the following:

	July 31, 2004	October 31, 2004
		(unaudited)
Accounts receivable	$1,523,665	$835,548
Less: allowance for doubtful accounts	(165,775)	(122,410)

Net accounts receivable	$1,357,890	$713,138

American Fundware Holding Company, Inc.

Notes to Financial Statements (continued)

(Information subsequent to July 31, 2004 and pertaining to October 31, 2004,

and the three months ended October 31, 2004 and 2003 is unaudited)

3. Selected Balance Sheet Details (continued)

Property and equipment consists of the following:

	July 31, 2004	October 31, 2004
		(unaudited)
Computer equipment	$636,659	$978,459
Furniture and fixtures	662,964	687,204
Purchased software	476,604	118,103
Leasehold improvements	202,950	202,950

Less: accumulated depreciation	(1,531,748)	(1,563,865)

Net property and equipment	$447,429	$422,851

4. Goodwill and Purchased Intangible Assets

Changes in the carrying value of goodwill during fiscal 2004 were as follows.

Balance at July 31, 2003	$29,584,089
Goodwill Impairment Charge	19,812,592

Balance at July 31, 2004	$9,771,497

The Company includes the amortization of purchased intangibles and acquisition deferred compensation in general and administrative expenses. For the year ended July 31, 2004 and the three months ended October 31, 2004 and 2003, amortization of purchased intangibles was $922,578, $230,645 and $230,645, respectively.

American Fundware Holding Company, Inc.

Notes to Financial Statements (continued)

(Information subsequent to July 31, 2004 and pertaining to October 31, 2004,

and the three months ended October 31, 2004 and 2003 is unaudited)

4. Goodwill and Purchased Intangible Assets (continued)

At July 31, 2004, the Company expects annual amortization of it’s purchased intangible assets by fiscal year to be as shown in the following table. Amortization of purchased intangible assets is charged primarily to general and administrative expenses in the statement of operations. Future acquisitions could cause these amounts to increase. In addition, if impairment events occur they could accelerate the timing of charges.

Year ended July 31,
2005	$855,805
2006	521,916
2007	521,916
2008	434,914

Total expected future amortization expense	$2,334,551

During the fourth quarter of fiscal 2004, events and circumstances indicated an impairment of goodwill that was recorded in connection with Intuit’s acquisition of the Company in May 2002. The primary indicator of impairment was the fact that actual sales levels did not meet initial projections. The Company measured the impairment loss based on the amount by which the carrying amount of goodwill exceeded the fair value based on lower projected profits and decreases in cash flow. The measurement of fair value was based on a blend of an analysis of the future discounted cash flows and a comparison of revenue and operating income multiples for companies of similar industry and/or size. Based on the analysis, in the fourth quarter of fiscal 2004 the Company recorded a charge of $19.8 million to reduce the carrying value of the goodwill to $9.8 million.

5. Income Taxes

At July 31, 2004, the Company has state tax net operating loss carryforwards of approximately $16,500,000. The state tax loss carryforwards will expire in 2018 unless previously utilized. The Company’s Federal Net operating losses for the year ended July 31, 2004 have been utilized by the consolidated group in which the company files.

American Fundware Holding Company, Inc.

Notes to Financial Statements (continued)

(Information subsequent to July 31, 2004 and pertaining to October 31, 2004,

and the three months ended October 31, 2004 and 2003 is unaudited)

5. Income Taxes (continued)

Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company’s net operating loss and credit carryforwards may be limited in the event that a cumulative change in ownership of more than 50% has occurred within a three-year period.

Significant components of the Company’s deferred tax liabilities as of July 31, 2004 are shown below.

July 31, 2004
Deferred tax assets:
Net operating loss carryforwards	$495,000
Other, net	122,133

Total deferred tax assets	617,133
Deferred tax liabilities - amortization	(866,000)
Valuation allowance for deferred tax assets

Net deferred tax liabilities	$248,867

American Fundware Holding Company, Inc.

Notes to Financial Statements (continued)

(Information subsequent to July 31, 2004 and pertaining to October 31, 2004,

and the three months ended October 31, 2004 and 2003 is unaudited)

6. Commitments and Contingencies

Lease Commitments

The Company leases certain facilities and equipment under non-cancelable operating leases through 2008. Future minimum lease payments under these operating leases are as follows:

2005	$363,404
2006	371,875
2007	348,185
2008	348,185
2009	38,687

Total	$1,470,336

Rent expense for the year ended July 31, 2004 and for the three months ended October 31, 2004 and 2003 was approximately $205,926, $64,680 and $71,202, respectively.

Legal Proceedings

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties and an adverse result in various matters may arise that may harm the Company’s business. Management does not believe that any of its outstanding claims will have a material adverse impact on its financial condition or results of operations.

American Fundware Holding Company, Inc.

Notes to Financial Statements (continued)

(Information subsequent to July 31, 2004 and pertaining to October 31, 2004,

and the three months ended October 31, 2004 and 2003 is unaudited)

7. Transaction with Intuit Corporation

For the periods presented, intercompany transactions and balances between Fundware and Intuit consisted of the following:

	Year ended July 31, 2004	Three months ended October 31,
		2004	2003
		(unaudited)	(unaudited)
Balance at beginning of period	$(13,721,416)	$(12,223,912)	$(13,721,416)
Payroll expenses	(10,022,377)	(2,677,445)	(3,095,214)
Net cash transfers to Intuit	10,021,623	3,379,534	2,216,040
Other	1,498,258	(1,195,731)	(209,286)

Balance at end of period	$(12,223,912)	$(12,717,554)	$(14,809,876)

Average balance during the period	$(12,972,664)	$(12,470,733)	$(14,265,646)

Fundware’s costs and expenses include allocations from Intuit for centralized legal, accounting treasury, information technology, distribution, customer service, sales, marketing, engineering, and other Intuit corporate services and infrastructure costs. These allocations have been determined on the basis that Intuit and Fundware considered to be reasonable reflections of the utilization of services provided or the benefit received by Fundware. The allocation methods include relative revenues, headcount or square footage. Allocated costs included in the accompanying consolidated statements of operations are as follows (in thousands).

	Year ended July 31, 2004	Three months ended October 31,
		2004	2003
		(unaudited)	(unaudited)
Cost of revenues	$98,099	$30,014	$27,640
General and administrative	182,265	45,566	45,566

8. Subsequent Events

In December 2004, the Company was acquired by Kintera, Inc., a provider of software as a service that enables nonprofit organizations to use the Internet to increase awareness, commitment and donations. Intuit received approximately $11.0 million in cash from Kintera related to the acquisition.